EXHIBIT 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact: Omar Choucair Chief Financial Officer DG Systems, Inc. 972/581-2000	Joseph N. Jaffoni Stewart A. Lewack Jaffoni & Collins Incorporated 212/835-8500 dgit@jcir.com

DG Systems Third Quarter Revenues Increase 17% to $15.6 Million

Operating Income Rises 35% to $1.3 Million, EBITDA Up 18% to $2.9 Million

DALLAS—(BUSINESS WIRE)—Nov. 5, 2004—DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today reported operating results for the three- and nine-month periods ended September 30, 2004. Reported results include the operations of the Company’s AGT-Broadcast and Source TV divisions, which were acquired June 1, 2004 and September 1, 2004, respectively.

Consolidated revenues for the three months ended September 30, 2004 increased 17% to $15.6 million from $13.4 million in the comparable year-ago period. For the 2004 third quarter, DG’s earnings before interest, taxes, depreciation and amortization (EBITDA) rose 18% to $2.9 million from $2.4 million in the year-ago period, while operating income rose 35% to $1.3 million from $1.0 million in the third quarter of 2003. Net income for the three months ended September 30, 2004 was $0.5 million, or $0.01 per diluted share, compared with net income of $1.9 million, or $0.03 per diluted share, in the year-ago third quarter. Net income in the 2003 third quarter reflects a non-cash income tax benefit of $1.1 million, or approximately $0.02 per diluted share to adjust for the Company’s valuation allowance on its deferred tax assets.

DG reported net debt at September 30, 2004 of approximately $11.9 million, reflecting cash of $7.4 million and total debt of $19.3 million.

Commenting on the results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “DG Systems’ double digit revenue growth demonstrates the positive impact of the Company’s initiatives to diversify and to focus on our sales and technical capabilities. The third quarter revenue increases were achieved despite competitive conditions in the electronic ad delivery business. We generated an 18% increase in third quarter EBITDA and a 35% increase in operating income, reflecting our continued efforts to achieve operating efficiencies. The Company continues to maintain a flexible balance sheet with a $7.4 million cash position that significantly offsets debt incurred to complete recent acquisitions.

“This year, President George W. Bush and Senator John Kerry did not agree on any issues of significance throughout the presidential campaign. But they did agree on one thing during the general election — both candidates relied on DG Systems to get their messages to TV stations, cable networks and cable systems, and radio stations. We believe the decision by both parties to use DG reflects the industry leading, mission-critical qualities of our network as measured by reach, speed and dependability. We are committed to reinvesting in our businesses to further expand these capabilities because this approach has and will continue to deliver returns.

“Our September 2004 acquisition of Source TV supports our strategy of achieving growth through a combination of new business initiatives and strategic acquisitions. Source TV diversifies our revenue mix, expands our product offerings and customer base, further strengthens our executive management team, and provides a heightened industry presence for our combined product offerings.

“We continue to execute on our plan to improve the breadth and performance of our service platform. For example:

•	Universal Deployment of the DG Spot box is on track and will result in further economic benefits to DG Systems. More than 80% of the existing TV stations, cable networks and cable systems in our network of affiliates have received the new DG Spot Box.

•	We have added more than 450 new destinations to our Spot Box network since May 2004 and another 165 new affiliates have signed up and are ready to be installed this quarter.

•	And, we have made significant progress toward deploying our industry-first ‘triple play’ solution, having already enabled over 200 Internet connections at TV stations, cable networks or cable system destinations to receive digital content via redundant satellite and Internet pathways.”

Consolidated revenues for the nine months ended September 30, 2004 were $43.9 million, compared to $44.3 million in the comparable year-ago period. EBITDA during the first nine months of 2004 was $10.2 million, compared to EBITDA of $10.4 million in the comparable 2003 period, while operating income was $6.0 million compared with $4.6 million in the first nine months of 2003. DG’s net income in the first nine months of 2004 was $3.5 million, or $0.05 per diluted share, compared to net income of $3.8 million, or $0.05 per diluted share, in the first nine months of 2003.

Mr. Ginsburg concluded, “Our operating results for the past quarter don’t yet fully reflect the operating synergies realized from the AGT Broadcast integration and other company-wide actions to generate sustained revenue growth. However, we believe that management initiatives announced over the last three quarters, including the planned rollout of our enhanced DG Online order entry solution, the completion of our Spot Box deployment and the launch of our triple play offering, should result in a more efficient entity for our shareholders in 2005.”

EBITDA/Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting Operating expenses, excluding Depreciation and amortization from the Company’s revenues (see attached financial table).

About DG Systems, Inc.

DG Systems and the Company’s AGT-Broadcast and StarGuide divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, nearly 2,500 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. More information is available at www.dgsystems.com.

The Company’s third quarter 2004 conference call will be broadcast live on the Internet at 11:00 a.m. EST today, Friday, November 5, 2004. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or www.fulldisclosure.com. Please allow 15 minutes to register and download and install any necessary software.

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	September 30, 2004	December 31, 2003
Cash	$7,402	$7,236
Accounts receivable	12,327	9,288
Inventories	2,072	2,114
Property and equipment	11,784	9,736
Goodwill	54,275	48,759
Other	21,646	15,800

TOTAL ASSETS	$109,506	$92,933

Accounts payable and accrued liabilities	7,022	6,667
Deferred revenue	3,012	5,145
Debt and capital leases	19,306	5,647

TOTAL LIABILITIES	29,340	17,459
TOTAL STOCKHOLDERS’ EQUITY	80,166	75,474

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$109,506	$92,933

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$15,614	$13,357	$43,885	$44,307

Operating expenses, excluding depreciation & amortization	12,745	10,915	33,654	33,878

EBITDA	2,869	2,442	10,231	10,429

Depreciation & amortization	1,524	1,447	4,262	5,828

Operating income	$1,345	$995	$5,969	$4,601

Interest expense and other, net	361	228	895	763

Income before income taxes	984	767	5,074	3,838

Provision (benefit) for income taxes	437	(1,113)	1,624	53

Net income	$547	$1,880	$3,450	$3,785

Basic net income per common share	$0.01	$0.03	$0.05	$0.05

Diluted net income per common share	$0.01	$0.03	$0.05	$0.05

Weighted average outstanding shares
—Basic	73,174	71,401	72,659	71,074

Weighted average outstanding shares
—Diluted	73,462	75,405	73,513	74,948